Exhibit 2.2

ARTICLES OF MERGER

OF

CROWNBUTTE ACQUISITION SUB INC.

WITH AND INTO

CROWNBUTTE WIND POWER, INC.

To the Secretary of State
State of North Dakota

Pursuant to the provisions of the North Dakota Business Corporation Act, Chapter 10-19.1 (“NDBCA”), governing the merger of a domestic North Dakota business corporation with and into another domestic North Dakota business corporation, the corporations hereinafter named do hereby submit the following articles of merger.

1.
The name of the merging corporation, which is a business corporation organized under the laws of the State of North Dakota, and which is subject to the provisions of Chapter 10-19.1 of the NDBCA, is Crownbutte Acquisition Sub Inc. (hereinafter referred to as “Crownbutte Sub”).

2.
The name of the surviving corporation, which is also a business corporation organized under the laws of the State of North Dakota, and which is subject to the provisions of Chapter 10-19.1 of the NDBCA, is Crownbutte Wind Power, Inc. (hereinafter referred to as “Crownbutte Survivor”).

3.
The number of outstanding shares of Crownbutte Sub is 200 shares of Common Stock at $0.001 par value per share, all of which are of one class, and all of which are owned by ProMana Solutions, Inc., a Nevada Corporation and the Parent of Crownbutte Sub (the ‘Parent”).

4.
Annexed hereto as Exhibit A and made a part hereof is the Agreement and Plan of Merger and Reorganization (the “Plan of Merger”) by and among the Parent, Crownbutte Sub and Crownbutte Survivor, for merging Crownbutte Sub with and into Crownbutte Survivor, which Plan of Merger has been approved by the affirmative vote of at least the majority of the Board of Directors and shareholders of each of the Parent, Crownbutte Sub and Crownbutte Survivor.

5.	The Plan of Merger has been approved by each of the merging and surviving corporations pursuant to Chapter 10-19.1 of the NDBCA.

6.
The laws of the jurisdiction of organization of the Parent permit the merger of a wholly owned subsidiary of the Parent, organized in another jurisdiction, with and into a business corporation of the same jurisdiction of organization, and such merger is in compliance with the laws of the jurisdiction of organization of the Parent.

7.
The separate existence of Crownbutte Sub shall cease upon the effective date of the merger pursuant to the provisions of Chapter 10-19.1 of the NDBCA and Crownbutte Survivor shall continue its existence as the surviving corporation pursuant to the provisions of the laws of North Dakota, the jurisdiction of its organization.

8.
Each issued and outstanding share of common stock, par value $0.001 per share, of the Crownbutte Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Crownbutte Survivor.

9.
The Board of Directors and the proper officers of Crownbutte Survivor were duly authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper or convenient to carry out or put into effect any of the provisions of the Plan of Merger or of the merger herein provided for.

10.
The merger of Crownbutte Sub with and into Crownbutte Survivor shall become effective in the State of North Dakota upon the filing of these Articles of Merger by the Secretary of State of the State of North Dakota.

SIGNATURE PAGE TO FOLLOW

We, the undersigned, by virtue of the authority vested in us, have read the foregoing Articles of
Merger, know the contents thereof, and verily believe the statements made therein to be true.

Executed on this 1st day of July, 2008.

CROWNBUTTE ACQUISITION SUB INC.

By:	/s/ Manu Kalia
Name: Manu Kalia
Title: President

CROWNBUTTE WIND POWER, INC.

By:	/s/ Timothy H. Simons
Name: Timothy H. Simons
Title: President